UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 31, 2012

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Sionix Corporation
(Exact name of registrant as specified in its charter)

Nevada	002-95626-D	87-0428526
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

914 Westwood Blvd., Box 801 Los Angeles, CA	90024
(Address of principal executive offices)	(Zip Code)

(704) 971-8400
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (d)           Election of Directors

On July 31, 2012, the Board of Directors approved the appointment of Ken Calligar and Bernard Brogan to the Board of Directors.  On July 31, 2012, Mr. Calligar and Mr. Brogan each accepted the appointment and agreed to serve on our Board of Directors.

Ken Calligar

Mr. Calligar founded Convertible Capital, a division of Trump Securities, in July 2008, a New York based investment banking firm, specializing in highly tailored capital raising and advisory work, and remains its Managing Partner.  From 2006 to 2008, Mr. Calligar was a managing director with Jefferies & Co. where he ran the equity-linked Capital Markets Group.  In addition he has held managing positions in convertible securities groups at H&Q, Chase, PaineWebber, and UBS.  Mr. Calligar was selected for our Board of Directors due to his experience raising capital in both equity and debt markets.

Since October, 2011 Mr. Calligar has been the holder of an approximately 6% membership interest in REVH20, LLC, a New York based provider of a fluids management suite-of-services to drillers and producers to reduce their overall costs and maximize their efficiency.  Convertible Capital serves as an advisor and placement agent to REVH2O. REVH2O is currently constructing its primary water remediation & recycling facility in the heart of the Marcellus Shale (Ulysses, PA) gas formation.  REVH20 holds a minority membership interest in Williston Basin 1, LLC, of which Sionix Corporation is a 60% member.  REVH20 holds common shares and warrants in Sionix Corporation, and certain of its principals are shareholders of Sionix Corporation common stock.

Mr. Calligar will receive a quarterly stipend of $7,500 for his Board service, which is payable in common stock the amount of which is based on the volume weighted average price of our common stock for the period of his service compensated.  There is no arrangement between Mr. Calligar and any other person pursuant to which he was selected as a director.  There is no family relationship between Mr. Calligar and any of our directors or executive officers. Mr. Calligar is not expected to be named to any committee of the board of directors at this time.  Other than the transaction described above, there was no transaction since October 1, 2010 that would be required to be reported pursuant to Item 404(a) of Regulation S-K.

Bernard Brogan

Mr. Brogan has been self-employed as a consultant since April 2000 and operates out of Dublin, Ireland where he resides. His consulting experience includes a variety of turn around and real estate projects. Mr. Brogan spent a majority of his career with Microsoft where he was employed from 1988 to 2000. He held a variety of engineering management and strategic positions in the Microsoft European Operations center in Dublin, Ireland.  Mr. Brogan was selected for our Board of Directors for his engineering and manufacturing experience, and his business relationships.

Mr. Brogan purchased a convertible note from Sionix Corporation in July 2008 in the amount of $750,000.  The note was renewed in July 2009 and has been extended several times since the original due date, which was July 31, 2010.  Currently the note remains unpaid and the maturity has been extended through September 30, 2012. The current amount due including accrued interest is approximately $1,158,625.

Mr. Brogan will receive a quarterly stipend of $7,500 for his Board service, which is payable in common stock the amount of which is based on the volume weighted average price of our common stock for the period of his service compensated.  There is no arrangement between Mr. Brogan and any other person pursuant to which he was selected as a director.  There is no family relationship between Mr. Brogan and any of our directors or executive officers.  Mr. Brogan is not expected to be named to any committee of the board of directors at this time.  Other than the transaction described above, there was no transaction since October 1, 2010 that would be required to be reported pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 6, 2012

SIONIX CORPORATION

By:	/s/ david r. wells
David R. Wells
President and Chief Financial Officer